EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements Nos. 333-143004, 333-144820, 333-159715, 333-164792, 333-184772 and 333-189351 on Form S-8 of our reports dated March 18, 2019 with respect to our audits of the consolidated financial statements of Advanced Emissions Solutions, Inc. and subsidiaries, and internal control over financial reporting of Advanced Emissions Solutions, Inc. and subsidiaries, included in this Annual Report on Form 10-K of Advanced Emissions Solutions, Inc. for the year ended December 31, 2018.

/s/ Moss Adams LLP
Denver, Colorado
March 18, 2019